Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Network-1 Technologies, Inc.

Corey M. Horowitz, Chairman and CEO

212-829-5770 (o)

917-692-0000 (m)

NETWORK-1 REPORTS 2021 YEAR-END FINANCIAL RESULTS

New Canaan, Connecticut– March 30, 2022 - Network-1 Technologies, Inc. (NYSE American: NTIP), a company engaged in acquiring, developing, licensing, and monetizing intellectual property, today announced financial results for the year ended December 31, 2021.

Network-1 had revenue of $36,029,000 for the year ended December 31, 2021 as compared to revenue of $4,403,000 for the year ended December 31, 2020. The increase in revenue of $31,626,000 for 2021 was primarily due to revenue of $18,692,000 from the resolution of a contractual dispute with Cisco Systems, Inc. and revenue of $17,000,000 from a patent litigation settlement with Hewlett-Packard.

Network-1 reported net income of $14,281,000 or $0.59 per share basic and $0.58 diluted for 2021 compared with a net loss of $1,709,000 or $(0.07) per share basic and diluted for 2020.

At December 31, 2021, Network-1’s principal sources of liquidity consisted of cash and cash equivalents and marketable securities of $59,623,000 and working capital of $55,665,000. Management believes based on Network-1’s current cash position that Network-1 will have sufficient cash to fund its operations for the foreseeable future.

Based on its cash position, Network-1 continually reviews opportunities to acquire additional intellectual property as well as other strategic alternatives. Network-1’s current strategy continues to focus on monetizing its four patent portfolios (Cox, M2M/IoT, HFT and Mirror Worlds patent portfolios) and oversee and contribute to the monetization of its investment in ILiAD Biotechnologies.

The following are financial and strategic highlights for 2021 and to date:

•	On March 30, 2021, Network-1 entered into an amendment (the “Amendment”) to its Settlement and License Agreement with Cisco, dated May 25, 2011 (the “Agreement”). Pursuant to the Amendment, Cisco paid Network-1 $18,691,890 to resolve a dispute relating to Cisco’s contractual obligation to pay royalties under the Agreement to Network-1 for the period beginning in the fourth quarter of 2017 through March 7, 2021 (when the Remote Power Patent expired) with respect to licensing the Remote Power Patent.
•	On July 26, 2021, Network-1 agreed to settle its patent litigation against Hewlett-Packard Company and Hewlett-Packard Enterprise Company (collectively, “HP”) pending in the U.S. District Court for the Eastern District of Texas, Tyler Division, for infringement of Network-1’s Remote Power Patent. Under the terms of the settlement agreement, Hewlett-Packard Enterprise paid Network-1 $17,000,000 in full settlement of the litigation and HP received a fully paid license and release to the Remote Power Patent for its full term, which applies to sales of Power over Ethernet (“PoE”) products by HP and its wholly-owned subsidiary Aruba Networks, LLC.
•	Between December 2018 and March 2021, Network-1 made an aggregate investment of $6,000,000 in ILiAD Biotechnologies, LLC (“ILiAD”), a privately held development stage biotechnology company dedicated to the prevention of human disease caused by Bordetella pertussis with a current focus on its proprietary intranasal vaccine, BPZE1, for the prevention of pertussis (whooping cough). Pertussis is a life-threatening disease caused by the highly contagious respiratory bacterium Bordetella pertussis. According to the U.S. Centers for Disease Control and Prevention, each year pertussis affects approximately 16 million people globally, accounting for nearly 200,000 deaths. ILiAD has the exclusive license to fifty-eight (58) issued patents and has thirty-three (33) pending patent applications. Network-1 owned approximately 9.5% of the outstanding units of ILiAD (on a non-fully diluted basis) at December 31, 2021. In connection with this investment, Corey M. Horowitz, Network-1’s Chairman and Chief Executive Officer, became a member of ILiAD’s Board of Managers.
•	On March 25, 2022, Network-1 acquired its HFT Patent Portfolio covering certain advanced technologies relating to high frequency trading, which inventions specifically address technological problems associated with speed and latency and provide critical latency gains in trading systems where the difference between success and failure may be measured in nanoseconds. The HFT Patent Portfolio currently includes six issued U.S. patents and two pending U.S. patents.

•	On April 4, 2014 and December 3, 2015, Network-1 initiated litigation against Google Inc. (“Google”) and YouTube, LLC (“YouTube”) in the U.S. District Court for the Southern District of New York for infringement of several patents within its Cox Patent Portfolio which relate to the identification of media content on the Internet. The lawsuit alleges that Google and YouTube have infringed and continue to infringe certain of Network-1’s patents by making, using, selling and offering to sell unlicensed systems and related products and services, which include YouTube’s Content ID system. In January 2020, Network-1’s two litigations against Google and YouTube were consolidated. Discovery is complete and a pre-trial order is pending which would include a trial date.
•	On December 29, 2017, Network-1 acquired from M2M and IoT Technologies, LLC (“M2M”) a patent portfolio which currently consists of thirty (30) issued U.S. patents, five pending U.S. patent applications and seven pending international patents, all relating to, among other things, the enabling technology for authenticating, provisioning and using embedded SIM cards in next generation IoT, Machine-to-Machine, and other mobile devices, including smartphones, tablets and computers as well as automobiles and drones. Since the acquisition of the portfolio in 2017, Network-1 has been issued eighteen (18) new U.S. patents for its M2M/IoT Portfolio. Network-1 anticipates further issuances of additional claims for this portfolio.
•	On June 11, 2020, Network-1’s Board of Directors authorized an extension and increase of Network-1’s Share Repurchase Program to repurchase up to $5,000,000 of shares of its common stock over the subsequent 24-month period. During the year ended December 31, 2021, Network-1 repurchased an aggregate of 378,475 shares of its common stock pursuant to its Share Repurchase Program at a cost of approximately $1,077,000 or an average price per share of $2.85. Since inception of its Share Repurchase Program (August 2011) to December 31, 2021, Network-1 repurchased an aggregate of 8,984,134 shares of its common stock at a cost of approximately $17,225,276 (exclusive of commissions) or an average per share price of $1.92.
•	On June 9, 2021, Network-1’s Board of Directors approved the continuation of its dividend policy which consists of semi-annual cash dividends of $0.05 per share ($0.10 per share annually) which are anticipated to be paid in March and September of each year. In 2021 and March 2022, Network-1 paid dividends consistent with its dividend policy. Network-1’s dividend policy undergoes a periodic review by its Board of Directors and is subject to change at any time depending upon Network-1’s earnings, financial requirements and other factors existing at the time.
•	For additional details regarding the above referenced highlights, please see Network-1’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 30, 2022.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns ninety-five (95) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes efforts to monetize four patent portfolios (the Cox, M2M/IoT, HFT and Mirror Worlds patent portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $187,000,000 from May 2007 through December 31, 2021. Network-1 has achieved licensing and other revenue of $47,150,000 through December 31, 2021 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission including, among others, Network-1’s uncertain revenue stream, uncertainty as to the outcome of pending litigation involving Network-1’s Cox Patent Portfolio, whether Network-1 will be successful in its appeal to the Federal Circuit of the District Court judgement of non-infringement dismissing Network-1’s litigation against Facebook, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, M2M/IoT Patent Portfolio, HFT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in IliAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company which may result in Network-1 issuing a special cash dividend to its stockholders, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Network-1’s statements of operations and comprehensive income (loss) and balance sheet are attached.

	Years Ended December 31,
	2021	2020
REVENUE	$36,029,000	$4,403,000

OPERATING EXPENSES:
Costs of revenue	12,147,000	1,653,000
Professional fees and related costs	1,500,000	2,407,000
General and administrative	2,263,000	2,162,000
Amortization of patents	295,000	292,000
Stock-based compensation	238,000	302,000

TOTAL OPERATING EXPENSES	16,443,000	6,816,000

OPERATING INCOME (LOSS)	19,586,000	(2,413,000)
OTHER INCOME
Interest and dividend income, net	327,000	522,000
Net realized and unrealized gain (loss) on marketable securities	(173,000)	15,000
Total other income, net	154,000	537,000

INCOME (LOSS) BEFORE INCOME TAXES AND SHARE OF NET LOSSES OF EQUITY METHOD INVESTEE	19,740,000	(1,876,000)

INCOME TAXES PROVISION (BENEFIT):
Current	2,952,000	(464,000)
Deferred taxes, net	1,508,000	(490,000)
Total income taxes (benefit)	4,460,000	(954,000)
INCOME (LOSS) BEFORE SHARE OF NET LOSSES OF EQUITY METHOD INVESTEE:	15,280,000	(922,000)
SHARE OF NET LOSSES OF EQUITY METHOD INVESTEE	$(999,000)	$(787,000)

NET INCOME (LOSS)	$14,281,000	$(1,709,000)

Net Income (Loss) Per Share:
Basic	$0.59	$(0.07)
Diluted	$0.58	$(0.07)

Weighted average common shares outstanding:
Basic	24,136,821	24,011,354
Diluted	24,530,568	24,011,354

Cash dividends declared per share	$0.10	$0.10

NET INCOME (LOSS)	$14,281,000	$(1,709,000)

OTHER COMPREHENSIVE LOSS
Net unrealized holding loss on corporate bonds and notes arising during the year, net of tax	(2,000)	(89,000)

COMPREHENSIVE INCOME (LOSS)	$14,279,000	$(1,798,000)

Consolidated Balance Sheet as of December 31, 2021

Cash and cash equivalents	$44,497,000

Marketable securities	$15,126,000
Total current assets	$59,773,000

Total assets	$64,821,000

Total current liabilities	$4,108,000

Total long term liabilities	$554,000

Total stockholders’ equity	$60,159,000